Exhibit 99.1
CONTACT:	Robert Hodgson (949) 255-0500 bhodgson@calfirstbancorp.com

CFNB SECOND QUARTER EARNINGS OF $1.8 MILLION DOWN 12%,
LEASE AND LOAN PORTFOLIO INCREASES 11%

IRVINE, CALIFORNIA, January 23, 2013 -- California First National Bancorp (NASDAQ: CFNB; "CalFirst Bancorp") today announced net earnings of $1.8 million for the second quarter ended December 31, 2012, a decline of 12% from net earnings of $2.1 million for the second quarter of fiscal 2012. For the six months ended December 31, 2012, net earnings were down 26% to $3.3 million from $4.6 million for the first six months of fiscal 2012. Diluted earnings per share in the second quarter of fiscal 2013 of $0.17 were down 12% from $0.20 from the second quarter of fiscal 2012, while diluted earnings per share of $0.32 for the first six months of fiscal 2013 were down 27% from $0.44 per share for the same period of fiscal 2012.

The decline in net earnings during the second quarter and first six months of fiscal 2013 is largely due to lower direct finance income resulting from a drop in average yields earned that during the second quarter more than offset the benefit of a 17% growth in the lease portfolio, 25% decline in interest expense and 7% decline in non-interest expenses.

Total direct finance, loan and interest income for the second quarter of fiscal 2013 decreased 11% to $5.3 million from $5.9 million during the second quarter of the prior year. A $631,000, or 15%, decline in direct finance income reflected a 17% increase in average investment in leases that offset a 194 basis point decline in average yield to 5.07%. Interest expense paid on deposits and borrowings during the second quarter of fiscal 2013 decreased by $205,000, or 25%, reflecting a 26 basis point drop in average interest rates paid to .89% and a 4% decrease in average balances. For the second quarter of fiscal 2013 and 2012, the Company did not record an allowance for credit losses. The lack of provision in 2013 is due to an improvement in the credit metrics as the growth in the portfolio is largely related to higher rated credits. All of these factors led to a $470,000, or 9%, decrease in net direct finance and interest income after provision for credit losses to $4.6 million.

Total non-interest income of $1.2 million for the second quarter of fiscal 2013 was down 5% from $1.3 million for the same period of the prior year primarily due to lower income realized from the sale of property on leases reaching the end of term during the period.

Total direct finance, loan and interest income for the first six months of fiscal 2013 decreased 12% to $10.6 million due to a $1.1 million decrease in direct finance income and a decrease in investment income of $290,000. During the first six months of fiscal 2013, the average investment in leases increased 15% to $263.2 million while the average yield earned decreased by 179 basis points to 5.29%. Commercial loan balances of $88.1 million with an average yield of 4.9% were relatively unchanged from the first six months of fiscal 2012. The utilization of cash to invest in leases brought average cash and investment balances down 27% to $118 million and increased the average yield by 26 basis points to 2.30% for the six months ended December 31, 2012. For the six months ended December 31, 2012, interest expense on deposits and borrowings decreased by $516,000 or 30.5% to $1.2 million, reflecting a 31 basis point decrease in average rates paid on average balances that decreased by 6% to $261.6 million. For the first six months of fiscal 2013, the Company recorded a provision for credit losses of $275,000, compared to no provision recorded in fiscal 2012. The provision during the first six months of fiscal 2013 was due to deterioration in the credit of one large lease position during the first quarter and is consistent with the 11% growth in the lease and loan portfolio during the period.

Total non-interest income of $2.2 million for the first six months of fiscal 2013 was down 30% from $3.2 million during the comparable period of fiscal 2012. Fiscal 2012 non-interest income included the contribution of $1.8 million of income realized from leases that extended as compared to the first six months of fiscal 2013 that included comparable income of $994,000. The decrease in non-interest income is also attributed to lower income realized from the sale of property on leases reaching the end of term during the period.

During the second quarter of fiscal 2013, CalFirst Bancorp's non-interest expense of $2.9 million was 7% lower than the prior year, while non-interest expense of $5.9 million for the first six months of fiscal 2013 was down 5% from $6.2 million for the first six months of fiscal 2012. The decrease in expenses during both periods is due primarily to lower compensation expenses and related support costs.

Commenting on the results, Mr. Patrick E. Paddon, President and Chief Executive Officer, indicated, "During the first six months of fiscal 2013, we saw improvement in the level of new lease and loan originations which contributed in part to a 35% increase in bookings during the second quarter and first six months. Lease and loan bookings of $69.3 million during the second quarter of fiscal 2013 included $34.4 million of direct leases, $17.9 million of lease purchases, compared to $7.8 million of lease purchases during the second quarter of fiscal 2012, and $16.9 million of new commercial loans. For the six months ended December 31, 2012, total bookings of $130.0 million included a 14% increase in lease bookings to $103.7 million, consisting of the $17.9 million of lease purchases and 9.5% increase in direct leases to $85.7 million, and the addition of $26.4 million in commercial loan participations. As a result, the net investment in leases and loans of $372.7 million at December 31, 2012 is up 11% from June 30, 2012 and is 14% higher than the level at December 31, 2011.

"Second quarter direct lease originations were 83% above the second quarter of fiscal 2012 and total lease and loan originations were up 156%. For the first six months of fiscal 2013, direct lease originations were up 44% and total originations were up 79%. The estimated backlog of approved lease and loan commitments of $137 million at December 31, 2012 is 50% above the level at the end of the second quarter of fiscal 2012 and maintained at the level at June 30, 2012. We continue to focus efforts on direct and third party lease and loan activities, and believe we are seeing progress."

California First National Bancorp is a bank holding company with leasing and bank operations based in Orange County, California. California First National Bank is an FDIC-insured national bank that gathers deposits from a centralized location by posting rates on the Internet, and provides lease financing and commercial loans to businesses and organizations nationwide.

This press release contains forward-looking statements, which involve management assumptions, risks and uncertainties. The statements in this press release that are not strictly historical in nature constitute "forward-looking statements." Such statements include expectations regarding growth in direct finance income and lease and loan bookings. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to be different from the results expressed or implied by such forward-looking statements. Consequently, if such management assumptions prove to be incorrect or such risks or uncertainties materialize, the Company's actual results could differ materially from the results forecast in the forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this press release to reflect events or circumstances arising after the date hereof. For further discussion regarding management assumptions, risks and uncertainties, readers should refer to the Company's 2012 Annual Report on Form 10-K and the 2013 quarterly reports on Form 10-Q.

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CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Statements of Earnings
(000's except per share data)

	Three Months Ended December 31,		Six Months Ended December 31 ,
	2012	2011	2012	2011
Direct finance and loan income	$ 4,583	$ 5,118	$ 9,288	$ 10,403
Investment and interest income	667	807	1,355	1,645
Total direct finance, loan and interest income	5,250	5,925	10,643	12,048
Interest expense on deposits and borrowings	603	808	1,173	1,690
Net direct finance, loan and interest income	4,647	5,117	9,470	10,358
Provision for credit losses	-	-	275	-
Net direct finance, loan and interest income, after provision for credit losses	4,647	5,117	9,195	10,358
Non-interest income
Operating and sales-type lease income	450	349	993	1,775
Gain on sale of leases and leased property	662	795	976	1,115
Gains recorded on investment securitites	14	56	14	56
Other fee income - net	122	113	243	219
Total non-interest income	1,248	1,313	2,226	3,165

Non-interest expenses
Compensation and employee benefits	2,090	2,271	4,330	4,500
Occupancy	237	239	471	478
Professional Services	165	124	320	272
Other general and administrative	398	471	785	936
Total non-interest expenses	2,890	3,105	5,906	6,186
Earnings before income taxes	3,005	3,325	5,515	7,337
Income taxes	1,195	1,263	2,168	2,788

Net earnings	$ 1,810	$ 2,062	$ 3,347	$ 4,549

Basic earnings per share	$ 0.17	$ 0.20	$ 0.32	$ 0.44
Diluted earnings per share	$ 0.17	$ 0.20	$ 0.32	$ 0.44

Weighted average common shares outstanding	10,447	10,420	10,445	10,419
Diluted number of common shares outstanding	10,455	10,431	10,453	10,429

CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Balance Sheets
(000's)

	December 31, 2012	June 30, 2012
ASSETS
Cash and short term investments	$ 54,024	$ 56,921
Investment securities	59,661	66,751
Net receivables	1,518	1,597
Property for transactions in process	18,271	18,548
Net investment in leases	281,053	253,553
Commercial loans	91,632	82,910
Income tax receivable	148	880
Other assets	1,583	1,736
Discounted lease rentals assigned to lenders	1,333	3,275
	$509,223	$486,171
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$ 2,292	$ 4,386
Income taxes payable, including deferred taxes	18,483	24,060
Deposits	305,154	253,297
Other liabilities	4,571	4,714
Non-recourse debt	1,333	3,275
Total liabilities	331,833	289,732
Stockholders' Equity	177,390	196,439
	$509,223	$486,171